EXHIBIT 99.1

The PMI Group, Inc. Board of Directors

Summary of Compensation Arrangements Applicable to Non-Employee Directors
Effective November 17, 2010

Directors who are employees of The PMI Group, Inc. (“PMI”) or its subsidiaries do not receive additional compensation for their services as directors.

Annual Cash Retainers

Annual cash retainer fees for non-employee directors are set forth in the following table. Annual retainer fees are paid in quarterly installments.

Board Members	$60,000
Chair of the Audit Committee	$15,000
Each Chair of the Compensation, and Governance and Nominating Committees	$10,000
Presiding Director	$15,000
Members of the Audit Committee	$15,000
Members of the Compensation, and Governance and Nominating Committees	$10,000

Board Meeting Fees

Non-employee Directors receive a $1,500 cash meeting fee for each meeting of the Board of Directors attended after the first five meetings of each calendar year.

Equity–Based Compensation

Upon election or appointment to the Board of Directors, non-employee directors automatically receive stock unit grants pursuant to the PMI Amended and Restated Equity Incentive Plan (“Equity Plan”). The number of stock units subject to the initial award is equal to $33,000 divided by the closing market price per share of PMI common stock on the grant date.  Such newly elected or appointed directors also receive that number of shares of phantom stock pursuant to the Non-Employee Director Phantom Stock Plan (“Phantom Plan”) that is equal to $67,000, divided by the closing market price of a share of PMI common stock on the grant date.

Non-employee directors also receive quarterly, non-discretionary stock unit grants pursuant to the Equity Plan. The quarterly grants consist of that number of stock units which, when multiplied by the closing market price per share of our common stock on the date of the award, equals $6,000, subject to a limit of 4,000 stock units per director per quarter.  Pursuant to the terms of the Equity Plan, the grants are made the first business day on or after the fifteenth of each of January, April, July and October. The stock units, which accrue dividends expressed in units when dividends are paid on PMI common stock, vest upon the earlier of cessation of Board service due to retirement, death, disability, resignation or non-reelection to the Board, or the fifth anniversary of the award date. Upon vesting, the units are paid in shares of common stock, on the basis of one share for each stock unit. In addition, a non-employee director may elect to defer the payout of his or her stock units in accordance with the Equity Plan.

 Pursuant to the Phantom Plan, non-employee directors receive quarterly grants of phantom stock with a market value of $12,750 per grant plus the dollar value of any shortfall below $6,000 in the initial value of quarterly stock units granted on that date.  The phantom stock is subject to vesting at the earlier of five years from grant or upon cessation of Board service.  The grant dates are the same as those for the directors’ stock units.   Shares of phantom stock are considered to have the same market value as shares of our common stock.  The phantom stock, which accrues dividend equivalents when dividends are paid on PMI common stock, is settled in cash.

Other Arrangements

Under PMI’s 2005 Directors’ Deferred Compensation Plan (which also refers to its predecessor plan), each non-employee director may defer receipt of his or her cash retainer fees. The minimum permitted deferral is $5,000. All amounts deferred are deemed to be invested in phantom shares of our common stock. On any date, the value of each share of phantom stock will equal the fair market value of a share of our common stock, including reinvestment of any dividends. At the time a director makes a deferral election, he or she must also elect the time and method for payment of the deferred amounts. Phantom shares of our common stock are paid in cash.

All directors have entered into indemnification agreements with the Company pursuant to which the Company is obligated to provide defense and indemnification, including advancement of expenses, in the event that certain claims are asserted against the covered individuals. The Company also provides directors’ and officers’ liability insurance for its directors and officers. Directors are also reimbursed for reasonable expenses relating to their attendance at Board and committee meetings and continuing director education.